Exhibit 99.1

Bojangles’, Inc. – Fiscal Year 2016

Second Fiscal Quarter Results

For Investor Relations Inquiries:

Raphael Gross of ICR

203.682.8253

For Media Inquiries:

Brian Little of Bojangles’ Restaurants, Inc.

704.519.2118

Bojangles’, Inc. Reports Financial Results for its Second Fiscal Quarter 2016

CHARLOTTE, N.C. — (Globe Newswire) — August 8, 2016 — Bojangles’, Inc. (Bojangles’) (NASDAQ: BOJA) today announced financial results for the 13-week second fiscal quarter ended June 26, 2016. Bojangles’ also updated its guidance for the fiscal year 2016, which is a 52-week period ending on December 25, 2016.

Financial Highlights for Second Fiscal Quarter 2016

•	System-wide comparable restaurant sales increased 0.2% and company-operated comparable restaurant sales increased 0.9%;

•	Total revenues increased 9.2% to $131.6 million from $120.5 million;

•	18 system-wide restaurants were opened – seven company-operated restaurants and 11 franchised restaurants;

•	Net Income increased 58.4% to $10.0 million from $6.3 million;

•	Diluted Net Income per Share increased 58.8% to $0.27 from $0.17;

•	Adjusted Net Income* increased 17.3% to $10.1 million from $8.6 million;

•	Adjusted Diluted Net Income per Share* increased 17.4% to $0.27 from $0.23; and

•	Adjusted EBITDA* increased 12.9% to $23.2 million from $20.5 million.

*	Descriptions of Adjusted Net Income, Adjusted Diluted Net Income per Share, Adjusted EBITDA and other non-GAAP financial measures are provided in “Use and Definition of Non-GAAP Measures,” and reconciliations to GAAP figures are provided in the tables at the end of this release.

“Bojangles’ extended its track record of system-wide comparable restaurant sales growth to 25 consecutive quarters with a 0.2% increase during the second fiscal quarter 2016, which on a two- and three-year stacked basis, reflected growth of 4.6% and 8.8%, respectively. The performance of company-operated restaurants during the second fiscal quarter 2016 was even stronger, as we experienced a 0.9% increase in comparable restaurant sales, including 0.5% growth in comparable store transactions,” said Bojangles’ President and CEO Clifton Rutledge.

“Creating the best experience possible at all Bojangles’® restaurants goes beyond providing our customers with freshly-made food that is distinct and affordable; we must also drive toward operational excellence through strategic investments in our brand. These include our ‘Kitchen of the Future’ and ultimately ‘Bojangles’ of the Future’ projects, as well as by adding labor in the appropriate situations and locations to better differentiate ourselves in today’s competitive marketplace. Ramping up our Bo-Size and Star Service efforts by expanding table service, among other labor initiatives, will ensure our restaurant hospitality levels match the high quality of our food,” he continued.

Bojangles’, Inc. – Fiscal Year 2016

Second Fiscal Quarter Results

“We are using a measured approach to develop Bojangles’ in the right way for long-term sustainable growth. This year we expect to open 60 to 65 system-wide restaurants and expand our net unit count by approximately 8%. More and more communities across the southeast from our core North and South Carolina markets to our growing adjacent states are enjoying the unique flavors and value of Bojangles’, and we look forward to reaching more consumers so that they too can enjoy our one-of-a-kind hospitality and southern-inspired favorites,” he concluded.

Second Fiscal Quarter 2016 Financial Review

System-wide comparable restaurant sales increased 0.2%, consisting of company-operated and franchised comparable restaurant sales of 0.9% and (0.2)%, respectively. Comparable restaurant sales growth at company-operated restaurants was due to increases in price and transactions.

Total revenues increased 9.2% to $131.6 million in the second fiscal quarter of 2016 from $120.5 million in the prior year fiscal quarter. The increase was primarily due to a net additional 43 system-wide restaurants at June 26, 2016 compared to June 28, 2015 and comparable restaurant sales growth at our company-operated restaurants.

Company restaurant revenues increased 9.3% to $124.7 million in the second fiscal quarter of 2016 from $114.0 million in the prior year fiscal quarter. Franchise royalty revenues increased 4.0% to $6.6 million in the second fiscal quarter of 2016 from $6.4 million in the prior year fiscal quarter.

Restaurant contribution, a non-GAAP measure, increased 12.3% to $24.5 million in the second fiscal quarter of 2016 from $21.8 million in the prior year fiscal quarter. As a percentage of company restaurant revenues, restaurant contribution margin, a non-GAAP measure, increased to 19.7% in the second fiscal quarter of 2016 from 19.1% in the prior year fiscal quarter.

General and administrative expenses decreased 19.8% to $9.4 million in the second fiscal quarter of 2016 from $11.7 million in the prior year fiscal quarter. The decline was primarily due to amounts incurred in the second fiscal quarter of 2015 related to public offering expenses, stock-based compensation for vesting of performance awards and meeting expenses tied to our bi-annual franchise convention and unit director leadership conference, partially offset by headcount added to support a growing restaurant system and additional costs as a result of operating as a public company.

Net Income increased 58.4% to $10.0 million in the second fiscal quarter of 2016 compared to $6.3 million in the prior year fiscal quarter. Diluted Net Income per Share increased 58.8% to $0.27 in the second fiscal quarter of 2016 compared to $0.17 in the prior year fiscal quarter.

Adjusted EBITDA increased 12.9% to $23.2 million in the second fiscal quarter of 2016 from $20.5 million in the prior year fiscal quarter.

Adjusted Net Income increased 17.3% to $10.1 million in the second fiscal quarter of 2016 compared to $8.6 million in the prior year fiscal quarter. Adjusted Diluted Net Income per Share increased 17.4% to $0.27 in the second fiscal quarter of 2016 compared to $0.23 in the prior year fiscal quarter.

Fiscal Year 2016 Guidance

Bojangles’ has updated certain parameters of its annual outlook for the 52-week period ending on December 25, 2016:

•	Total revenues of $530.0 million to $533.0 million (previously $535.0 million to $543.0 million);

•	System-wide comparable restaurant sales growth of flat to low-single digits (previously low single-digits);

•	The opening of 60 to 65 system-wide restaurants;

•	28 to 29 company-operated restaurants;

•	32 to 36 franchised restaurants;

Bojangles’, Inc. – Fiscal Year 2016

Second Fiscal Quarter Results

•	Net increase of 53 to 58 system-wide restaurants;

•	26 to 27 net increase of company-operated restaurants;

•	27 to 31 net increase of franchised restaurants;

•	Restaurant contribution margin of 17.7% to 18.1%

•	General and administrative expenses of $39.0 million to $39.5 million (previously $40.0 million to $41.5 million);

•	Adjusted Diluted Net Income per Share of $0.88 to $0.92 (previously $0.89 to $0.93); and

•	Adjusted EBITDA of $83.5 million to $85.5 million (previously $84.5 million to $86.5 million).

We have not reconciled guidance for Adjusted Diluted Net Income per Share or Adjusted EBITDA to the corresponding GAAP financial measures because we do not provide guidance for the various reconciling items. We are unable to provide guidance for these reconciling items because we cannot determine their probable significance, as certain items are outside of our control and cannot be reasonably predicted due to the fact that these items could vary significantly from period to period. Accordingly, reconciliations to the corresponding GAAP financial measures are not available without unreasonable effort.

Conference Call and Webcast Today

Bojangles’ will host a conference call and webcast to discuss the second fiscal quarter 2016 results and fiscal year 2016 guidance today at 5:00 p.m. Eastern Daylight Time. The conference call dial-in number is 1-201-493-6725. A telephone replay will be available through Thursday, September 8, 2016 and may be accessed by dialing 1-858-384-5517. The conference ID is 13640087.

The conference call will also be webcast live and later archived on the Investors section of our website at www.bojangles.com.

About Bojangles’, Inc.

Bojangles’, Inc. is a highly differentiated and growing restaurant operator and franchisor dedicated to serving customers high-quality, craveable food made from our Southern recipes. Founded in 1977 in Charlotte, N.C., Bojangles’ serves menu items such as delicious, famous chicken, made-from-scratch buttermilk biscuits, flavorful fixin’s and Legendary Iced Tea®. At June 26, 2016, Bojangles’ had 689 system-wide restaurants, of which 295 were company-operated and 394 were franchised restaurants, primarily located in the Southeastern United States. For more information, visit www.bojangles.com or follow Bojangles’ on Facebook and Twitter.

Use and Definition of Non-GAAP Measures

We utilize certain non-GAAP measures when assessing the operational strength and the performance of our business. We believe these non-GAAP measures assist our board of directors, management and investors in comparing our operating performance on a consistent basis from period to period by isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary significantly among similar companies. Bojangles’ cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, reported GAAP results.

Comparable restaurant sales reflects the change in year-over-year sales for the comparable restaurant base (as applicable, system-wide, franchised or company-operated restaurants). A restaurant enters our comparable restaurant base the first full day of the month after being open for 15 months using a mid-month convention.

Restaurant contribution is defined as company restaurant revenues less food and supplies costs, restaurant labor costs and operating costs, as identified by the reconciliation table below. Restaurant contribution margin is defined as restaurant contribution as a percentage of company restaurant revenues. Restaurant contribution and restaurant contribution margin are supplemental measures of operating performance of our company-operated restaurants and our calculations thereof may not be comparable to those reported by other companies. Restaurant contribution and restaurant contribution margin have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

Bojangles’, Inc. – Fiscal Year 2016

Second Fiscal Quarter Results

Adjusted Net Income represents company net income before items that we do not consider representative of our ongoing operating performance, as well as an estimate of recurring incremental legal, accounting, insurance and other operating and compliance costs we expect to incur as a public company for those periods where they had not yet been incurred, both as identified in the reconciliation table below. Adjusted Diluted Net Income per Share represents company diluted net income per share before items that we do not consider representative of our ongoing operating performance, as well as an estimate of recurring incremental legal, accounting, insurance and other operating and compliance costs we expect to incur as a public company for those periods where they had not yet been incurred, both as identified in the reconciliation table below.

EBITDA represents company net income before interest expense (net of interest income), provision for income taxes and depreciation and amortization. Adjusted EBITDA represents company net income before interest expense (net of interest income), provision for income taxes, depreciation and amortization, items that we do not consider representative of our ongoing operating performance and certain non-cash items, as identified in the reconciliation table below.

Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA are supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. In addition, in evaluating Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses or charges such as those added back to calculate Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA.

Forward-Looking Statements

This release contains forward-looking statements. All statements other than statements of historical or current facts included in this release are forward-looking statements. Forward-looking statements discuss our current expectations, projections and guidance relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning.

Forward-looking statements are inherently subject to risks, uncertainties and assumptions; they are not guarantees of performance. Actual results may differ materially from these expectations due to risks relating to our vulnerability to changes in consumer preferences and economic conditions; our ability to open restaurants in new and existing markets and expand our franchise system; our ability to generate comparable restaurant sales growth; financial or other difficulties which could cause our restaurants and our franchisees’ restaurants to close; our ability to generate increased sales or profits from new menu items, advertising campaigns, changes in discounting strategy and restaurant designs and remodels; cancellation or delay in anticipated future restaurant openings; our reliance on, limited degree of control over and potential responsibility for, our franchisees; increases in the cost of chicken, pork, dairy, wheat, corn and other products; our ability to compete successfully with other quick-service and fast-casual restaurants; our vulnerability to conditions in the Southeastern United States; negative publicity, whether or not valid; concerns about food safety and quality and about food-borne illnesses, including adverse public perception due to the occurrence of avian flu, swine flu or other food-borne illnesses; changes in employment and labor laws; labor shortages and increases in labor costs; and our dependence upon frequent and timely deliveries of restaurant food and other supplies. For further details and discussion of these and other risks and uncertainties, see our Annual Report on Form 10-K for the fiscal year ended December 27, 2015 filed with the Securities and Exchange Commission on March 11, 2016, as updated by our Quarterly Report on Form 10-Q for the fiscal quarter ended June 26, 2016 filed with the Securities and Exchange Commission on August 8, 2016. Each of the documents referred to in the preceding sentence are available at www.sec.gov. You should not place undue reliance on these statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that the assumptions and expectations will prove to be correct.

Bojangles’, Inc. – Fiscal Year 2016

Second Fiscal Quarter Results

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. In addition, all forward-looking statements speak only as of the date of this earnings release. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise other than as required under the federal securities laws.

Bojangles’, Inc. – Fiscal Year 2016

Second Fiscal Quarter Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

Assets	June 26, 2016	December 27, 2015
Current assets:
Cash and cash equivalents	$17,424	14,263
Accounts and vendor receivables, net	5,352	4,736
Accounts receivable, related parties, net	433	403
Inventories, net	3,005	3,080
Other current assets	4,026	5,639

Total current assets	30,240	28,121
Property and equipment, net	48,929	48,137
Goodwill	161,140	161,140
Brand	290,500	290,500
Franchise rights, net	24,792	25,341
Favorable leases, net	1,169	1,394
Other noncurrent assets	3,441	3,673

Total assets	$560,211	558,306

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13,702	17,893
Accrued expenses	23,052	19,086
Current maturities of long-term debt	—	—
Current maturities of capital lease obligations	6,157	5,968
Other current liabilities	2,557	2,155

Total current liabilities	45,468	45,102
Long-term debt, less current maturities and deferred debt issuance costs, net	180,434	197,735
Deferred income taxes	112,103	115,028
Capital lease obligations, less current maturities	21,759	21,483
Other noncurrent liabilities	13,341	11,834

Total liabilities	373,105	391,182

Stockholders’ equity:
Preferred stock	—	—
Common stock	363	360
Additional paid-in capital	121,959	119,084
Retained earnings	65,536	47,661
Accumulated other comprehensive (loss) income	(752)	19

Total stockholders’ equity	187,106	167,124

Total liabilities and stockholders’ equity	$560,211	558,306

Bojangles’, Inc. – Fiscal Year 2016

Second Fiscal Quarter Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015
Revenues:
Company restaurant revenues	$124,674	114,043	246,088	222,378
Franchise royalty revenues	6,621	6,368	12,793	12,305
Other franchise revenues	300	105	370	480

Total revenues	131,595	120,516	259,251	235,163

Company restaurant operating expenses:
Food and supplies costs	39,020	36,724	77,541	73,285
Restaurant labor costs	34,525	31,178	67,861	61,647
Operating costs	26,607	24,312	55,020	48,183
Depreciation and amortization	3,124	2,714	6,207	5,388

Total Company restaurant operating expenses	103,276	94,928	206,629	188,503

Operating income before other operating expenses	28,319	25,588	52,622	46,660

Other operating expenses:
General and administrative	9,402	11,717	18,912	22,630
Depreciation and amortization	716	691	1,433	1,350
Impairment	187	—	389	15
Loss (gain) on disposal of property and equipment	10	14	(189)	11

Total other operating expenses	10,315	12,422	20,545	24,006

Operating income	18,004	13,166	32,077	22,654
Amortization of deferred debt issuance costs	(222)	(231)	(369)	(415)
Interest income	2	5	3	5
Interest expense	(1,937)	(2,171)	(3,962)	(4,392)

Income before income taxes	15,847	10,769	27,749	17,852
Income taxes	5,816	4,435	9,874	8,080

Net income	$10,031	6,334	17,875	9,772

Net income per share:
Basic	$0.28	0.31	0.49	0.95

Diluted	$0.27	0.17	0.48	0.26

Weighted average shares used in computing net income per share:
Basic	36,207	20,540	36,115	10,270

Diluted	37,592	37,491	37,517	37,452

Bojangles’, Inc. – Fiscal Year 2016

Second Fiscal Quarter Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Twenty-Six Weeks Ended
	June 26, 2016	June 28, 2015
Cash flows from operating activities:
Net income	$17,875	9,772
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax benefit	(775)	(2,237)
Depreciation and amortization	7,640	6,738
Amortization of deferred debt issuance costs	369	415
Impairment	389	15
(Gain) loss on disposal of property and equipment	(189)	11
(Benefit) provision for doubtful accounts	(138)	55
Provision for inventory spoilage	3	16
Benefit for closed stores	(51)	(50)
Stock-based compensation	549	1,402
Excess tax benefit from stock-based compensation	(1,573)	(421)
Changes in operating assets and liabilities	1,188	2,930

Net cash provided by operating activities	25,287	18,646

Cash flows from investing activities:
Purchases of franchisee’s assets	—	(186)
Purchases of property and equipment	(3,950)	(4,671)
Proceeds from disposition of property and equipment	49	28

Net cash used in investing activities	(3,901)	(4,829)

Cash flows from financing activities:
Principal payments on long-term debt	(17,669)	(12,551)
Stock option exercises	756	96
Excess tax benefit from stock-based compensation	1,573	421
Principal payments on capital lease obligations	(2,885)	(2,221)

Net cash used in financing activities	(18,225)	(14,255)

Net increase (decrease) in cash and cash equivalents	3,161	(438)
Cash and cash equivalents balance, beginning of fiscal period	14,263	13,201

Cash and cash equivalents balance, end of fiscal period	$17,424	12,763

Bojangles’, Inc. – Fiscal Year 2016

Second Fiscal Quarter Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(in thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015
Net income	$10,031	6,334	17,875	9,772
Income taxes	5,816	4,435	9,874	8,080
Interest expense, net	1,935	2,166	3,959	4,387
Depreciation and amortization (a)	4,062	3,636	8,009	7,153

EBITDA	21,844	16,571	39,717	29,392
Non-cash rent (b)	394	390	771	779
Stock-based compensation (c)	272	1,063	549	1,402
Payroll taxes associated with stock option exercises (d)	51	17	71	17
Preopening expenses (e)	379	438	596	739
Sponsor and board member fees and expenses (f)	—	38	—	166
Certain professional, transaction and other costs (g)	9	2,007	42	4,880
Distributor transition costs (h)	16	—	81	—
Impairment and dispositions (i)	237	25	248	54

Adjusted EBITDA	$23,202	20,549	42,075	37,429

(a)	Includes amortization of deferred debt issuance costs.
(b)	Includes deferred rent, which represents the extent to which our rent expense has been above or below our cash rent payments, amortization of favorable (unfavorable) leases and closed store reserves for rent net of cash payments. We expect to continue to incur similar expenses in future periods as we record rent expense in accordance with GAAP, as well as continue to amortize favorable (unfavorable) leases and record closed store reserves.
(c)	Represents non-cash, stock-based compensation. We expect to incur similar expenses in future periods as we record stock-based compensation related to existing grants (and any potential future grants) in accordance with GAAP.
(d)	Represents payroll taxes associated with stock option exercises related to stock options that were outstanding prior to our initial public offering. We expect to incur similar expenses in future periods when our directors or employees exercise stock options that were outstanding prior to our initial public offering.
(e)	Includes expenses directly associated with the opening of company-operated restaurants and incurred prior to the opening of a company-operated restaurant. We expect to continue to incur similar expenses as we open company-operated restaurants.
(f)	Includes reimbursement of expenses to our sponsor prior to our initial public offering and compensation and expense reimbursement to members of our board prior to our initial public offering.
(g)	Includes costs associated with third-party consultants for one-time projects, public offering expenses and certain professional fees and transaction costs related to financing transactions. We could incur similar expenses in future periods if we commence additional public offerings, financing transactions or other one-time projects.
(h)	Includes expenses incurred in connection with the transition to our new distributor.
(i)	Includes loss (gain) on disposal of property and equipment, impairment and cash proceeds on disposals from disposition of property and equipment. We could continue to record impairment expense in future periods if performance of company-operated restaurants is not sufficient to recover the carrying amount of the related long-lived assets. We expect to incur future losses (gains) and to receive cash proceeds on disposal of property and equipment associated with retirement, replacement or write-off of fixed assets.

Bojangles’, Inc. – Fiscal Year 2016

Second Fiscal Quarter Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Net Income to Adjusted Net Income

(in thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015
Net income	$10,031	6,334	17,875	9,772

Certain professional and transaction costs (a)	9	2,007	42	4,880
Incremental public company costs (b)	—	(194)	—	(794)
Vesting of performance-based stock options (c)	—	707	—	707
Payroll taxes associated with stock option exercises (d)	51	17	71	17
Distributor transition costs (e)	16	—	81	—
Tax impact of adjustments (f)	(29)	(283)	(74)	(172)

Total adjustments	47	2,254	120	4,638

Adjusted Net Income	$10,078	8,588	17,995	14,410

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Income Per Share

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015
Diluted net income per share	$0.27	0.17	0.48	0.26

Certain professional and transaction costs (a)	—	0.06	—	0.13
Incremental public company costs (b)	—	(0.01)	—	(0.02)
Vesting of performance-based stock options (c)	—	0.02	—	0.02
Payroll taxes associated with stock option exercises (d)	—	—	—	—
Distributor transition costs (e)	—	—	—	—
Tax impact of adjustments (f)	—	(0.01)	—	(0.01)

Total adjustments	—	0.06	—	0.12

Adjusted Diluted Net Income per Share	$0.27	0.23	0.48	0.38

(a)	Includes costs associated with third-party consultants for one-time projects, public offering expenses and certain professional fees and transaction costs related to financing transactions. We could incur similar expenses in future periods if we commence additional public offerings, financing transactions or other one-time projects.
(b)	Reflects an estimate of recurring incremental legal, accounting, insurance and other operating and compliance costs we expect to incur as a public company in addition to actual amounts incurred. By its nature, this adjustment involves risks and uncertainties, and the actual costs incurred could be different than this adjustment. No adjustments will be made beyond the second fiscal quarter 2016 since the one year anniversary of our initial public offering occurred during the thirteen weeks ended June 26, 2016.
(c)	Includes non-cash, stock-based compensation related to the vesting of certain performance based stock option awards. We could incur similar expenses in future periods upon the achievement of the performance metrics indicated in the stock option grants.
(d)	Represents payroll taxes associated with stock option exercises related to stock options that were outstanding prior to our initial public offering. We expect to incur similar expenses in future periods when our directors or employees exercise stock options that were outstanding prior to our initial public offering.
(e)	Includes expenses incurred in connection with the transition to our new distributor.
(f)	Represents the income tax (expense) benefit associated with the adjustments in (a) through (e) that are deductible for income tax purposes.

Bojangles’, Inc. – Fiscal Year 2016

Second Fiscal Quarter Results

BOJANGLES’, INC. AND SUBSIDIARIES Unaudited Reconciliation of Company Restaurant Revenues to Restaurant Contribution (in thousands)
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015
Company restaurant revenues	$124,674	114,043	246,088	222,378
Food and supplies costs	(39,020)	(36,724)	(77,541)	(73,285)
Restaurant labor costs	(34,525)	(31,178)	(67,861)	(61,647)
Operating costs	(26,607)	(24,312)	(55,020)	(48,183)

Restaurant contribution	$24,522	21,829	45,666	39,263

Restaurant contribution margin	19.7%	19.1%	18.6%	17.7%